Exhibit 99.1

For Immediate Release: October 30, 2013

Jennifer Nahas

Vice President, Marketing

Griffin Capital Corporation

jnahas@griffincapital.com

Office Phone: 949-270-9332

Cell Phone: 949-433-6860

Griffin Capital Essential Asset REIT Acquires the Fox Head, Inc. Global Headquarters Facility

El Segundo, Calif. (October 30, 2013) – Griffin Capital Corporation (“Griffin Capital”) announced today, on behalf of Griffin Capital Essential Asset REIT, Inc. (the “REIT”), the acquisition of a recently constructed 81,600 square-foot, Class A, creative office building (the “Property”) located in Irvine, California from a partnership of Penwood Real Estate Investment Management and Shubin Nadal Associates (the “Seller”) for $27.25 million. The Seller was represented by Team Shannon of CBRE. The Property was developed as a build-to-suit global headquarters facility for Fox Head, Inc. (the “Tenant”) which fully leases the Property through December 2027 pursuant to the current lease. The Tenant is a leading, motocross-focused, action-sports accessories and apparel company established in 1974. Designed by the industry-acclaimed Clive Wilkinson Architects, the firm responsible for such projects as the Google Headquarters and Disney Store Headquarters, the Property is a one-of-a-kind architectural structure that is indicative of the Tenant’s alternative culture.

Situated in the Irvine Business Complex adjacent to the master-planned Tustin Legacy development, the Property enjoys ready access to the area’s main transportation arteries including the 55 and 405 freeways and John Wayne International Airport. The Orange County area is widely considered the epicenter of the action-sports industry and offers a deep skilled-labor pool, which is essential to the Tenant’s growth initiatives.

Commenting on the acquisition, Louis Sohn, Griffin Capital’s Senior Vice President of Acquisitions, said, “We are pleased to acquire this unique business essential asset and believe that demand for creative office space will become more pronounced in coming years. Given the current lack of creative office space in the market, the Tenant was motivated to secure long-term tenancy at the location as manifested in an original lease term of fifteen years. We believe that the steady net rental revenue stream with 2.5% average annual rent increases pursuant to the lease will continue to inure to the benefit of the REIT for many years to come.”

Michael Escalante, Griffin Capital’s Chief Investment Officer, added, “This marks our first acquisition in the dynamic Orange County MSA, which ranks as the second most densely populated county in California. Furthermore, the in-fill location amidst the heart of the Irvine Business Complex creates a meaningful barrier to entry for any new creative office construction which would most likely require the redevelopment of an existing asset, an expensive and time consuming proposition.”

About Griffin Capital Essential Asset REIT and Griffin Capital Corporation

Griffin Capital Essential Asset REIT, Inc. is a publicly registered non-traded REIT with a portfolio that currently includes 23 office and industrial distribution properties totaling approximately 4.8 million rentable square feet and total capitalization of over $700 million. The REIT’s sponsor is Griffin Capital Corporation (“Griffin Capital”), a privately-owned real estate company headquartered in Los Angeles. Led by senior executives each with more than two decades of real estate experience collectively encompassing over $14 billion of transaction value and more than 400 transactions, Griffin Capital and its affiliates have acquired or constructed over 17 million square feet of space since 1996. Griffin Capital and its affiliates currently own and manage a portfolio consisting of over 13.7 million square feet of space, located in 28 states and representing approximately $2.4 billion in asset value. Additional information about Griffin Capital is available at www.griffincapital.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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